Exhibit 99.1

News media contact:	Investor contact:
Jessica Roy	Steve Elder
Wright Express	Wright Express
207.523.6763	207.523.7769
Jessica_Roy@wrightexpress.com	Steve_Elder@wrightexpress.com
Wright Express Reports First-Quarter Financial Results
Company Exceeds Top End of First-Quarter Financial Guidance
SOUTH PORTLAND, MAINE – May 2, 2007 — Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the U.S. commercial and government fleet industry, today reported financial results for the quarter ended March 31, 2007.
Total revenue for the first quarter of 2007 increased 11% to $71.8 million from $64.6 million for the first quarter of 2006. Net income to common shareholders on a GAAP basis for the first quarter of 2007 was $8.3 million, or $0.20 per diluted share, compared with $11.4 million, or $0.28 per share, for the comparable quarter last year. On a non-GAAP basis, the Company’s adjusted net income for the first quarter of 2007 increased 21% to $14.8 million, or $0.36 per diluted share, from $12.3 million, or $0.30 per diluted share, for the year-earlier period.
Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices. For the first quarter of 2007, the Company’s GAAP financial results include an unrealized $10.6 million pre-tax, non-cash, mark-to-market loss on these instruments. For the first quarter of 2006, the Company reported an unrealized pre-tax, non-cash, mark-to-market loss of $1.4 million. Exhibit 1 reconciles adjusted net income for the first quarters of 2007 and 2006, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP.
Management uses the non-GAAP measures presented within this news release to evaluate the Company’s performance on a comparable basis, to eliminate the volatility associated with its derivative instruments, and to measure the amount of cash that is available for making scheduled payments on the Company’s financing debt and discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP.
First-Quarter 2007 Performance Metrics
•	Total fuel transactions processed increased 3% from the first quarter of 2006 to 59.9 million. Primarily reflecting the conversion to payment processing of the Company’s ExxonMobil portfolio, payment processing transactions increased 16% to 50.6 million, and transaction processing transactions decreased 36% to 9.4 million.

•	Average number of vehicles serviced was approximately 4.3 million, compared with approximately 4.3 million in the first quarter of 2006. The comparability of this metric was affected by the termination of inactive vehicles in the private label channel.

•	Average expenditure per payment processing transaction increased 1% to $49.32 from $48.63 for the same period last year.

•	Average retail fuel price was $2.43 per gallon, compared with $2.41 per gallon for the first quarter a year ago.

•	Total MasterCard purchase volume grew 43% to $385.2 million from $269.4 million for the comparable period in 2006.

•	Wright Express repurchased approximately 489,000 shares of its common stock at a cost of approximately $14 million during the first quarter of 2007.
Additional selected non-financial metrics are presented in Exhibit 2.
Management Comments on the First Quarter
“Overall transaction volume grew 3% this quarter, in line with our expectations,” said Michael Dubyak, president and chief executive officer. “At the same time, purchase volume in our MasterCard business and the net payment processing rate in our fleet segment were higher than we expected, and operating expenses were generally consistent with our plan. As a result, first-quarter adjusted net income exceeded the top end of our guidance range. In addition, we were able to implement our share repurchase program, buying back approximately $14 million of the Company’s common stock through March 31st.”
“Wright Express remains on track for a stronger second half of 2007,” said Dubyak. “Our front-end operations – customer acquisition and activation – continue to perform well. Although we faced some challenges on the annuity side of our business in the fourth quarter of 2006, they have diminished over the past four months. Looking forward, we expect improvement in transaction volume as we move through the year.”
Financial Guidance
Wright Express Corporation is issuing financial guidance for the second quarter of 2007 and updating financial guidance for the full year 2007. The Company’s guidance includes a $1.2 million, or $0.03 per share, non-cash charge, net of taxes, to write off previously capitalized costs for its senior credit facility, which is expected to be re-financed in the second quarter of 2007, and excludes the impact of non-cash, mark-to-market adjustments on its fuel-price-related derivative instruments. The fuel prices referenced below are based on the applicable NYMEX futures price:
•	For the second quarter of 2007, revenue in the range of $78 million to $83 million. This is based on an assumed average retail fuel price of $2.81 per gallon.

•	Second-quarter 2007 net income, excluding unrealized gain or loss on derivative instruments, in the range of $16 million to $17 million, or $0.38 to $0.41 per diluted share, based on approximately 41 million shares outstanding.

•	For the full year 2007, revenue in the range of $315 million to $325 million. This is based on an assumed average retail fuel price of $2.63 per gallon.

•	Net income for the full year 2007, excluding unrealized gain or loss on derivative instruments, in the range of $69 million to $74 million, or $1.68 to $1.78 per diluted share, based on approximately 41 million shares outstanding.
Conference Call Details
In conjunction with this announcement, Wright Express will host a conference call today, May 2, at 5:00 p.m. (ET) to discuss the Company’s first-quarter financial results and business outlook. The conference call will be webcast live on the Internet, and can be accessed at the “Investor Relations” section of the Company’s website (www.wrightexpress.com). The live conference call can also be accessed by dialing (800) 289-0569 or (913) 981-5542. A replay of the webcast will be available on the Company’s website for approximately three months.
About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for approximately 295,000 commercial and government fleets containing 4.3 million vehicles. Wright Express markets these services directly as well as through more than 125 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 675 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit http://www.wrightexpress.com.
This press release contains forward-looking statements, including statements regarding Wright Express Corporation’s: expectation of improvement in transaction volume in 2007; anticipated refinancing of its senior credit facility and the likely financial impact; and expectations and guidance for second quarter, second-half and full-year 2007 results.
These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: volatility in fuel prices; second-quarter and full-year 2007 fueling patterns; the effect of the Company’s fuel-price-related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; potential corporate transactions including alliances, mergers, acquisitions and divestitures; changes in interest rates and the other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on February 28, 2007, and the Company’s other periodic and current reports. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.

Wright Express Corporation
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2007	2006

Revenues
Payment processing revenue	$54,194	$46,956
Transaction processing revenue	3,475	4,210
Account servicing revenue	6,180	5,915
Finance fees	5,566	5,238
Other	2,407	2,319

Total revenues	71,822	64,638

Expenses
Salary and other personnel	16,129	14,354
Service fees	3,671	3,040
Provision for credit losses	6,263	3,918
Technology leasing and support	2,340	1,863
Occupancy and equipment	1,594	1,592
Depreciation and amortization	3,302	2,514
Operating interest expense	6,921	4,607
Other	4,699	3,843

Total operating expenses	44,919	35,731

Operating income	26,903	28,907

Financing interest expense	(3,130)	(3,728)
Net realized and unrealized losses on derivative instruments	(10,690)	(7,478)

Income before income taxes	13,083	17,701
Provision for income taxes	4,746	6,351

Net income	8,337	11,350

Change in net unrealized loss on available-for-sale securities, net of tax effect of $5 in 2007 and $(41) in 2006	8	(63)
Change in net unrealized gain on interest rate swaps, net of tax effect of $(120) in 2007 and $86 in 2006	(173)	68

Comprehensive income	$8,172	$11,355

Earnings per share:
Basic	$0.21	$0.28
Diluted	$0.20	$0.28

Weighted average common shares outstanding:
Basic	40,347	40,245
Diluted	41,069	40,983

Wright Express Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	March 31, 2007	December 31,
	(unaudited)	2006

Assets
Cash and cash equivalents	$20,108	$35,060
Accounts receivable (less reserve for credit losses of $10,125 in 2007 and $9,749 in 2006)	911,785	802,165
Available-for-sale securities	7,766	8,023
Property, equipment and capitalized software, net	43,506	39,970
Deferred income taxes, net	371,654	377,276
Intangible assets	2,421	2,421
Goodwill	272,861	272,861
Other assets	13,663	13,239

Total assets	$1,643,764	$1,551,015

Liabilities and Stockholders’ Equity
Accounts payable	$353,359	$297,102
Accrued expenses	18,877	26,065
Income taxes payable	—	813
Deposits	387,801	394,699
Borrowed federal funds	94,244	65,396
Revolving line-of-credit facility	45,000	20,000
Term loan, net	119,115	129,760
Derivative instruments, at fair value	15,115	4,524
Other liabilities	4,633	1,170
Amounts due to Avis under tax receivable agreement	416,743	418,359
Preferred stock; 10,000 shares authorized:
Series A non-voting convertible, redeemable preferred stock; 0.1 shares issued and outstanding	10,000	10,000

Total liabilities	1,464,887	1,367,888

Commitments and contingencies

Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized, 40,557 in 2007 and 40,430 in 2006 issued.	406	404
Additional paid-in capital	91,059	89,325
Retained earnings	101,599	93,262
Other comprehensive income, net of tax:
Net unrealized loss on available-for-sale securities	(90)	(98)
Net unrealized gain on interest rate swaps	61	234

Accumulated other comprehensive income	(29)	136
Less treasury stock at cost, 489 shares in 2007 and no shares in 2006	(14,158)	—

Total stockholders’ equity	178,877	183,127

Total liabilities and stockholders’ equity	$1,643,764	$1,551,015

Wright Express Corporation
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended
	March 31,
	2007	2006

Cash flows from operating activities
Net income	$8,337	$11,350
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Change in net unrealized loss on derivative instruments	10,591	1,426
Stock-based compensation	1,001	707
Depreciation and amortization	3,742	2,804
Deferred taxes	5,737	5,556
Provision for credit losses	6,263	3,918
Loss on disposal and impairment of property and equipment	—	5
Changes in operating assets and liabilities:
Accounts receivable	(115,883)	(78,612)
Other assets	(150)	351
Accounts payable	56,257	69,317
Accrued expenses	(7,251)	(4,759)
Income taxes	(1,465)	—
Other liabilities	623	873
Amounts due to Avis	(1,616)	—

Net cash (used for) provided by operating activities	(33,814)	12,936

Cash flows from investing activities
Purchases of property and equipment	(3,998)	(2,655)
Purchases of available-for-sale securities	(35)	(33)
Maturities of available-for-sale securities	305	14,623

Net cash (used for) provided by investing activities	(3,728)	11,935

Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	843	162
Payments in lieu of issuing shares of common stock	(809)	(682)
Proceeds from stock option exercises	764	483
Net decrease in deposits	(6,898)	(53,896)
Net increase in borrowed federal funds	28,848	9,677
Net borrowings (repayments) on revolving line of credit	25,000	(1,000)
Repayments on term loan	(11,000)	(5,500)
Purchase of shares of treasury stock	(14,158)	—

Net cash provided by (used for) financing activities	22,590	(50,756)

Net change in cash and cash equivalents	(14,952)	(25,885)
Cash and cash equivalents, beginning of period	35,060	44,994

Cash and cash equivalents, end of period	$20,108	$19,109

Supplemental cash flow information:
Interest paid	$9,636	$8,584
Income taxes (received) paid	$(368)	$380

Significant non-cash transactions:
Capitalized software licensing agreement	$2,840	—

Exhibit 1
Wright Express Corporation
Reconciliation of Adjusted Net Income to GAAP Net Income
First Quarter 2007
(in thousands)
(unaudited)

	Three months ended	Three months ended
	March 31, 2007	March 31, 2006
Adjusted net income	$14,797	$12,266
Non-cash, mark-to-market adjustments on derivative instruments	(10,591)	(1,426)
Tax impact of unrealized losses	4,131	510

GAAP net income	$8,337	$11,350

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company’s reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the derivative instruments. Specifically, in addition to evaluating the Company’s performance on a GAAP basis, management evaluates the Company’s performance on a basis that excludes the above items because:
•	Exclusion of the non-cash, mark-to-market adjustments on derivative instruments helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts; and

•	The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company’s performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

Exhibit 2
Wright Express Corporation
Selected Non Financial Metrics

	Q1 2007*	Q4 2006	Q3 2006	Q2 2006	Q1 2006

Fleet Payment Processing Revenue:
Payment processing transactions (000’s)	50,559	45,075	46,800	45,998	43,459
Gallons per payment processing transaction	20.3	20.6	20.2	20.1	20.2
Payment processing gallons of fuel (000’s)	1,024,847	926,605	944,458	924,343	876,917
Average fuel price	2.43	$2.37	2.87	2.86	2.41
Payment processing $ of fuel (000’s)	2,493,781	$2,194,543	2,712,120	2,642,456	2,113,614
Net payment processing rate	1.99%	2.13%	2.02%	2.03%	2.06%
Fleet payment processing revenue (000’s)	49,607	$46,647	54,841	53,590	43,597

MasterCard Payment Processing Revenue:
MasterCard purchase volume (000’s)	385,153	$332,934	365,739	332,706	269,361
Net interchange rate	1.19%	1.23%	1.21%	1.23%	1.25%
MasterCard payment processing revenue (000’s)	4,587	$4,089	4,416	4,105	3,357
Definitions:
Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with Wright Express.
Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.
Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.
Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.
MasterCard purchase volume represents the total dollar value of all transactions that use a Wright Express MasterCard branded product.
Net interchange rate represents the percentage of the dollar value of each MasterCard transaction that Wright Express records as revenue less any discounts given to customers.
* Q1 2007 results are affected by the conversion of the ExxonMobil portfolio to a payment processing relationship.